Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of May 17, 2008 (the “Effective Date”), is entered into by and between Maguire Properties, Inc., a Maryland corporation (the “REIT”), Maguire Properties, L.P., a Maryland limited partnership (the “Operating Partnership”) and Nelson C. Rising (the “Executive”).

WHEREAS, the REIT and the Operating Partnership (collectively, the “Company”) desire to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the fifth anniversary of the Effective Date.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the REIT and the Operating Partnership, shall perform such employment duties as are usual and customary for such positions, and shall be the highest executive officer of each of the REIT and the Operating Partnership. The Chief Executive Officer will report directly and solely to the Board of Directors of the REIT (the “Board”). All officers and employees of the REIT will report, directly or indirectly, to the Chief Executive Officer and not the Chairman of the Board. There will be no officer equal to or above the rank of the Executive. During the Employment Period, the Executive shall be the principal spokesperson for the Company. In addition, during the Employment Period, the Company shall cause the Executive to be nominated to stand for election to the Board at any meeting of stockholders of the REIT during which any such election is held and the Executive’s term as director will expire if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if any of the events constituting Cause (as defined below) have occurred and not been cured. Provided that the Executive is so nominated and is elected to the Board, the Executive hereby agrees to serve as a member of the Board. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing consistent with the Executive’s positions as President and Chief Executive Officer of the REIT and the Operating Partnership. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the

Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially full-time attention and time during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) fulfill limited teaching, speaking and writing engagements, (C) engage in political activities or (D) manage his personal investments, in each case, so long as such activities do not significantly interfere or conflict with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or (E) retain his ownership interest in Maguire Partners—Master Investments, LLC, a California limited liability company. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company. Further, it shall not be a violation of this Section 2(a)(ii) for the Executive to fulfill and wind down his obligations to Rising Realty Partners, LLC during the 90 day period following the Effective Date or to consummate any transactions negotiated during such 90-day period, so long as such activities do not materially interfere or conflict with the performance of the Executive’s duties or responsibilities under this Agreement.

(iii) During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in downtown Los Angeles (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder. The Company shall reasonably expeditiously relocate its executive offices to the Principal Location following the Effective Date.

(b) Compensation, Benefits, Etc.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $950,000 per annum, as the same may be increased thereafter pursuant to the Company’s normal practices for its executives. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase in the Company’s discretion. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase and the term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased.

(ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The Executive’s target Annual Bonus shall be 200% of his Base Salary actually paid for such year and his maximum Annual Bonus shall be 300% of his Base Salary actually paid for such year, but the actual Annual Bonus shall be determined on the basis of the Company’s attainment of objective financial performance metrics (including but not limited to funds from operations or total shareholder return) or a combination of the Company’s attainment of such financial performance metrics and the Executive’s attainment of individual objectives, in each case as determined and approved by the Compensation Committee of the Board in accordance with the terms and conditions under such bonus plan(s); provided, however, that the Executive’s Annual Bonus with respect to the partial fiscal year in which the Effective Date occurs shall be pro rated according to the Base Salary actually paid for such partial fiscal year and may be determined on the basis of attainment of individual objectives or subjective criteria approved by the Compensation Committee of the Board.

(iii) Restricted Stock Unit Award and Dividend Equivalents Award. The Company shall, on the Effective Date, grant the Executive 1,500,000 restricted stock units (the “RSUs”) under the Second Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. (the “Incentive Plan”), consisting of 250,000 time-based RSUs (the “Time-Based RSUs”) and 1,250,000 performance-based RSUs (the “Performance-Based RSUs”). Consistent with the foregoing, the terms and conditions of the Time-Based RSUs shall be set forth in an award agreement (the “Time-Based RSU Agreement”) substantially in the form attached hereto as Exhibit A, and the terms and conditions of the Performance-Based RSUs shall be set forth in an award agreement (the “Performance-Based RSU Agreement” and, together with the Time-Based RSU Agreement, the “RSU Agreements”) substantially in the form attached hereto as Exhibit B, each to be entered into by the Company and the Executive concurrently herewith and together shall evidence the grant of the RSUs. Subject to this Section 2(b)(iii), the Time-Based RSUs and the Performance-Based RSUs shall be governed in all respects by the terms of the Incentive Plan and the applicable RSU Agreement. In addition, provided that the Executive is employed by the Company on January 2, 2009, the Company agrees to grant to the Executive under the Incentive Plan Dividend Equivalents with respect to ordinary quarterly cash dividends paid with respect to the REIT’s common stock on the terms and conditions set forth in the Dividend Equivalents Agreements for Ordinary Quarterly Cash Dividends (applicable to RSUs awarded under the Time-Based RSU Agreement and the Performance-Based RSU Agreement) (the “Ordinary Dividend Equivalents”) substantially in the form attached hereto as Exhibits C and D (the “Dividend Equivalents Agreements”).

(iv) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company.

(v) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.

(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

(vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide. Without limiting the generality of the foregoing:

(A) the Executive shall be entitled to travel on Company business via private aircraft at the Company’s expense;

(B) the Company shall provide the Executive with an automobile driver at the Company’s expense; provided that, the Executive hereby acknowledges and agrees that he shall be solely responsible for any income tax liability with respect thereto; and

(C) the Company shall promptly pay directly or reimburse the Executive for reasonable legal and compensation consultant fees and expenses actually incurred by the Executive in connection with the drafting, review and negotiation of this Agreement and all documents attached hereto or referenced herein, in each case on or prior to the date hereof.

To the extent that any payments or reimbursements provided to the Executive under this Section 2(b)(vii) or Section 2(b)(vi) or (ix) are deemed to constitute compensation to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives but in no event less than four (4) weeks per calendar year.

(ix) Compensation Gross-Up. The amount of compensation payable to the Executive pursuant to Sections 2(b)(i), (ii) and (iii) above shall be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of the Executive’s shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof.

(x) Indemnification Agreement. The parties hereby acknowledge that in connection with the execution of this Agreement, they are entering into an Indemnification Agreement (the “Indemnification Agreement”), substantially in the form attached hereto as Exhibit E, which shall become effective as of the Effective Date.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days or for a total of 180 days in any 12-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless the Executive fully corrects the circumstances constituting Cause within a reasonable period of time after receipt of the Notice of Termination (as defined below):

(i) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(ii) the Executive’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company;

(iii) the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

(iv) a willful breach by the Executive of his fiduciary duty to the Company which results in economic or other injury to the Company; or

(v) the Executive’s willful and material breach of the Executive’s covenants set forth in Section 10(a) or 10(b) hereof.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct described in Section 3(b) hereof, and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted in determining the “entire membership” of the Board.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. The Executive’s termination of employment, whether for Good Reason or without Good Reason, shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) within 30 days after the Company’s receipt of the Notice of Termination (as defined below) delivered by the Executive:

(i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) hereof, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose (A) any failure of the Company’s stockholders to elect the Executive to the Board, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) the Company’s reduction of the Executive’s Base Salary or Annual Bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time;

(iii) the relocation of the Principal Location to a location more than thirty (30) miles from such location, or the Company’s requiring the Executive to be based at a location more than thirty (30) miles from the Principal Location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(iv) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11 hereof;

(v) the Company’s failure to cause the Executive to be nominated by the Board to stand for election to the Board at any meeting of stockholders of the REIT during which any such election is held and whereby the Executive’s term as director will expire if he is not reelected, the Board’s failure to appoint the Executive to serve on the executive committee of the Board should such a committee be established, the Board’s reappointment of Robert F. Maguire III (the “Former CEO”) as Chairman of the Board or the Board’s nomination of the Former CEO to stand for election to the Board at any meeting of stockholders of the REIT during which any such election is held, in each case unless any of the events constituting Cause have occurred;

(vi) the Company’s failure to cure a material breach of its obligations under this Agreement after written notice is delivered to the Board by the Executive which specifically identifies the manner in which the Executive believes that the Company has breached its obligations under the Agreement and the Company is given a reasonable opportunity to cure any such breach; or

(vii) the Bylaws of the REIT do not provide that (A) the Chief Executive Officer has the power to call meetings of the Board and special meetings of the stockholders, or (B) the agendas for meetings of the Board shall be set by the Chairman of the Board in consultation with the Chief Executive Officer.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(c) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Termination of Offices and Directorships. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company or any other member of the Maguire Group (as defined below), and shall take all actions reasonably requested by the Company to effectuate the foregoing.

4. Obligations of the Company upon Termination.

(a) Without Cause or For Good Reason. Subject to Section 4(d) below, if, during the Employment Period, the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Period by reason of (1) a termination of the Executive’s employment without Cause, or (2) a termination of the Executive’s employment by the Executive for Good Reason:

(i) The Executive shall be paid, in a single lump sum payment on the date of the Executive’s termination of employment, the aggregate amount of the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the date of such termination (the “Accrued Obligations”). In addition, the Executive shall be paid, in a single lump sum payment within 60 days after the date of Executive’s Separation from Service (such date, the “Date of Termination”), the aggregate amount of (A) any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Unpaid Bonus”), and (B) two (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the Annual Bonus earned by the Executive (regardless of whether such amount was paid out on a current basis or deferred) for the fiscal year of the Company immediately preceding the Date of Termination or the target Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs, whichever is greater.

(ii) The Executive shall be paid, in a single lump sum payment within 60 days after the Date of Termination, a pro rata portion of the Annual Bonus for the partial fiscal year in which the Date of Termination occurs in an amount determined based on (A) the extent to which the financial performance targets applicable to such Annual Bonus (pro rated based on the number of days in such fiscal year through the Date of Termination and as if the entire Annual Bonus was based solely on such financial performance targets for such fiscal year) are actually achieved as of the Date of Termination, or (B) if such financial performance targets have not been established by the Compensation Committee of the Board, the Annual Bonus earned by the Executive (regardless of whether such amount was paid out on a current basis or deferred) for the fiscal year of the Company immediately preceding the Date of Termination (pro rated based on the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination) (a “Pro-Rated Annual Bonus”).

(iii) To the extent not previously vested as of the Date of Termination, the RSUs will be subject to accelerated vesting pursuant to the terms and conditions set forth in the applicable RSU Agreement.

(iv) During the period commencing on the Date of Termination and ending on the earlier of (i) the eighteen month anniversary of the Date of Termination and (ii) the expiration of the Executive’s eligibility for benefits under Section 4980B of the Code and the regulations thereunder (“COBRA”), the Company shall continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(iv) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company.

(v) For a period of not more than one year following the Date of Termination, the Company shall, at its sole expense and on an as-incurred basis, provide the Executive with reasonable outplacement services directly related to the Executive’s Separation from Service which shall be consistent with industry practice for similarly situated executives.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i)(B), 4(a)(ii), 4(a)(iv) and 4(a)(v) above that the Executive execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit F (the “Release”) within twenty-one (21) days following the Date of Termination and that the Executive not revoke such release within seven (7) days thereafter.

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than with respect to (A) Section 2(b)(vi) or (ix), 8, 9 or 13(b) hereof (in each case, subject to the terms and conditions thereof), (B) provided that the Executive is employed by the Company on January 2, 2009, the Company’s obligation to grant the Ordinary Dividend Equivalents pursuant to Section 2(b)(iii) hereof, and (C) the obligation to pay to the Executive the Accrued Obligations in cash within 30 days after the Date of Termination. For the avoidance of doubt, neither (i) the obligations of the Company under the RSU Agreements, the Dividend Equivalents Agreements and the Indemnification Agreement, nor (ii) any obligation of the Company to pay or provide accrued or vested benefits to which the Executive may be entitled under the Company’s 401(k), savings and retirement plans and welfare benefit plans as in effect from time to time, shall be deemed “obligations to the Executive under this Agreement” for purposes of this Section 4(b).

(c) Death or Disability. Subject to Section 4(d) below, if the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period:

(i) The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash on the date of the Executive’s termination;

(ii) Any Unpaid Bonus shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in a single lump sum payment within 60 days after the Date of Termination;

(iii) 100% of the Executive’s annual Base Salary, as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days following the Date of Termination;

(iv) The Pro-Rated Annual Bonus shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, within 60 days after the Date of Termination;

(v) To the extent not previously vested as of the Date of Termination, RSUs will be subject to accelerated vesting pursuant to the terms and conditions set forth in the RSU Agreements; and

(vi) During the period commencing on the Date of Termination and ending on the earlier of (i) the twelve month anniversary of the Date of Termination and (ii) the expiration of the Executive’s eligibility for benefits under COBRA, the Executive and the Executive’s eligible family members shall continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(c)(vi) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company.

(d) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 or 5 hereof, shall be paid to the Executive during the 6-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited at the applicable federal rate in effect as of the Date of Termination provided for in Section 7872(f)(2)(A) of the Code.

5. Termination Upon a Change in Control. Subject to Section 4(d) above, if a Change in Control (as defined herein) occurs during the Employment Period and the Executive incurs a Separation from Service (a) by reason of a termination by the Company without Cause or by the Executive for Good Reason, in each case within two (2) years after the effective date of the Change in Control or (b) provided that the Executive remains continuously employed by the Company through the one year anniversary of the effective date of the Change in Control (the “CIC Anniversary Date”), by the Executive for any reason on or within 30 days after the CIC Anniversary Date (a “Change in Control Resignation”), then the Executive shall be entitled to the payments and benefits provided in Section 4(a) hereof, subject to the terms and conditions thereof (including, without limitation, the requirement that a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i)(B), 4(a)(ii), 4(a)(iv) and 4(a)(v) is that the Executive execute, deliver and not revoke the Release), except that for purposes of this Section 5, the Severance Multiple shall equal three (3). In the event of a Change in Control or a Separation from Service described in this Section 5, the RSUs will be subject to accelerated vesting pursuant to the terms and conditions set forth in the applicable RSU Agreement. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the REIT that represent 35% or more of the combined voting power of the REIT’s then outstanding voting securities, other than

(A) an acquisition of securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the REIT or any person controlled by the REIT or by any employee benefit plan (or related trust) sponsored or maintained by the REIT or any person controlled by the REIT, or

(B) an acquisition of securities by the REIT or a corporation owned, directly or indirectly, by the stockholders of the REIT in substantially the same proportions as their ownership of the stock of the REIT, or

(C) an acquisition of securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii).

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this clause (i): an acquisition of the REIT’s securities by the REIT which causes the REIT’s voting securities beneficially owned by a person or group to represent 35% or more of the combined voting power of the REIT’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 35% or more of the combined voting power of the REIT’s then outstanding voting securities by reason of share acquisitions by the REIT as described above and shall, after such share acquisitions by the REIT, become the beneficial owner of any additional voting securities of the REIT, then such acquisition shall constitute a Change in Control;

(ii) individuals (excluding, for the avoidance of doubt, the Former CEO) who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (excluding, for the avoidance of doubt, the Former CEO) becoming a director subsequent to the date hereof whose election by the REIT’s shareholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) the consummation by the REIT (whether directly involving the REIT or indirectly involving the REIT through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the REIT’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(A) which results in the REIT’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the REIT or the person that, as a result of the transaction, controls, directly or indirectly, the REIT or owns, directly or indirectly, all or substantially all of the REIT’s assets or otherwise succeeds to the business of the REIT (the REIT or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 35% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the REIT prior to the consummation of the transaction; or

(iv) approval by the REIT’s shareholders of a liquidation or dissolution of the REIT.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the REIT’s shareholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the REIT’s shareholders.

6. Expiration of Employment Period. Subject to Section 4(d) above, if the Executive incurs a Separation from Service upon or after the fifth anniversary of the Effective Date by reason of the expiration of the Employment Period:

(i) the Accrued Obligations shall be paid to the Executive on the Date of Termination;

(ii) any Unpaid Bonus shall be paid to the Executive in a single lump sum payment within 60 days after the Date of Termination; and

(iii) the Pro-Rated Annual Bonus shall be paid to the Executive within 60 days after the Date of Termination.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the Pro-Rated Annual Bonus under this Section 6 that the Executive execute and deliver to the Company the Release within twenty-one (21) days following the Date of Termination and that the Executive not revoke such release within seven (7) days thereafter.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive’s claim in such contest is frivolous or maintained in bad faith.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, the Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Excise Tax Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under

Section 4(a)(i) hereof, unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value (as defined below) of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 9(a). The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive’s Separation from Service. For purposes of determining the amount of any Excise Tax Gross-Up Payment, the Executive shall be considered to pay federal income tax at the Executive’s highest actual marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made, and state and local income or franchise taxes at the Executive’s highest actual marginal rate of taxation in the state and locality of the Executive’s residence or other state and locality where the Executive will be subject to taxes on the date on which the Excise Tax Gross-Up Payment is made, net of the Executive’s actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and taking into consideration the phase-out of the Executive’s itemized deductions under federal income tax law.

(b) Subject to the provisions of Section 9(c) hereof, all determinations required to be made under this Section 9, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided, however, that in no event shall any such Excise Tax Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 9 be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. Any costs and expenses incurred by the Company on behalf of the Executive under this Section 9 due to any tax contest, audit or litigation will be paid by the Company by the end of the Executive’s taxable year following the taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation. Subject to the provisions of Section 9(c) hereof, any determination by the Accounting Firm shall be binding upon the Company and the Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may direct the Executive to contest the claim in any permissible manner (other than by paying the tax claimed and suing for a refund or by appealing from any judgment where the Executive would be required to post a bond), and the Executive agrees to prosecute such contest to a determination before any administrative tribunal and in the United States Tax Court, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an Excise Tax Gross-Up Payment, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c) hereof, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(e) Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

(g) Definitions. The following terms shall have the following meanings for purposes of this Section 9:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

10. Confidential Information and Non-Solicitation.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the REIT, the Operating Partnership, Maguire Services, Inc., a Maryland corporation, and their respective subsidiaries and affiliates (collectively, the “Maguire Group”), and each of their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the

Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, including but not limited to customer information and trade secrets of the Maguire Group, to anyone other than the Company and those designated by it; provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company; and provided, further, that the information, knowledge or data subject to this Section 10(a) shall not include information, knowledge or data which becomes available to the Executive following the Date of Termination from a source other than the Company (provided, that such source is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of confidentiality or secrecy to, the Company).

(b) While employed by the Company and, for two (2) years after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Maguire Group to terminate their employment, agency, or other relationship with the Maguire Group or such member or to cease to render services for or to transfer their business from the Maguire Group or such member and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; provided, however, that in the event of (i) a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, (ii) a termination of the Executive’s employment following a Change in Control, or (iii) a Separation from Service of the Executive upon or after the fifth anniversary of the Effective Date by reason of the expiration of the Employment Period, the post-termination restrictions set forth in this Section 10(b) shall only apply with respect to employees of, and consultants who were, within the 2 years immediately prior to the Date of Termination, employees of, the Maguire Group and shall not apply with respect to any consultant (other than a consultant who was, within the 2 years immediately prior to the Date of Termination, an employee of the Maguire Group), agent, customer, vendor or other parties doing business with any member of the Maguire Group. Notwithstanding anything herein to the contrary, this Section 10(b) shall not apply with respect to Douglas J. Gardner and Christopher C. Rising and each of their executive and/or administrative assistants, and the Executive’s executive and/or administrative assistants.

(c) In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. However, in recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 10(a) and (b) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the REIT, the Operating Partnership, and Maguire Services, Inc., as in effect from time to time; provided, that the Operating Partnership and the REIT shall be jointly and severally liable for such obligations.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Arbitration. Except as set forth in Section 10(c) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company, with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Robert K. Johnson

If to the REIT or the Operating Partnership:

Maguire Properties, Inc.

Attn: General Counsel

with a copy to:

Latham & Watkins

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071

Attn: Julian Kleindorfer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A of the Code. Certain payments and benefits under this Agreement are intended to be exempt from the application of Section 409A, while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(f) Authority. The Company hereby represents and warrants to the Executive that (i) the Company has all necessary corporate or limited partnership power and authority to enter into this Agreement, the RSU Agreements, the Dividend Equivalents Agreements and the Indemnification Agreement, (ii) the entry into this Agreement, the RSU Agreements, the Dividend Equivalents Agreements and the Indemnification Agreement by the Company has been duly authorized, and (iii) the Compensation Committee of the Board has duly authorized and approved (A) the grants of the RSUs effective as of the Effective Date, and (B) the Dividend Equivalents rights set forth in the Dividend Equivalents Agreements to be made on January 2, 2009 if the Executive is employed by the Company on that date. The Company hereby further represents and warrants that the RSU Agreements and the Dividend Equivalents Agreements comply in all material respects with the terms and conditions of the Incentive Plan.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.

(i) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j) Entire Agreement. As of the Effective Date, this Agreement, together with the RSU Agreements, the Dividend Equivalents Agreements and the Indemnification Agreement, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, between the parties concerning the subject matter hereof.

(k) Amendment. No amendment or other modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(l) Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of the REIT and the Operating Partnership has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

MAGUIRE PROPERTIES, INC.,
a Maryland corporation

By:	/s/ WALTER L. WEISMAN
Name:	Walter L. Weisman
Title:	Director

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By:	Maguire Properties, Inc.
Its:	General Partner

By:	/s/ WALTER L. WEISMAN
Name:	Walter L. Weisman
Title:	Director

“EXECUTIVE”

/s/ NELSON C. RISING
Nelson C. Rising

Signature Page to Employment Agreement (NCR)